Exhibit 5.1

        [Wachtell, Lipton, Rosen & Katz Letterhead]

        August 8, 2005

IAC/InterActiveCorp
152 West 57th Street
New York, New York 10019

Re:
Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as special counsel to IAC/InterActiveCorp, a Delaware corporation ("IAC" or the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (as amended, the "Registration Statement") relating to a total of i) 21,222,800 shares of IAC/InterActiveCorp common stock, $0.001 par value per share ("IAC Common Stock"), to be issued upon the exercise of options and in connection with grants of other equity-based awards under the Registrant's 2005 Stock and Annual Incentive Plan and (ii) 800,000 shares of IAC Common Stock issuable under the Registrant's 401(k) Plan (together, the "Securities"), to be issued in connection with the separation of IAC and Expedia, Inc. into two publicly-traded companies and the spin-off of Expedia, Inc. to IAC shareholders by way of a reclassification of the capital stock of IAC.

        In rendering this opinion, we have examined such corporate records and other documents (including IAC's charter and bylaws as currently in effect and the Registration Statement), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

        We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Constitution of the State of Delaware).

        Based on and subject to the foregoing, we are of the opinion that the Securities will be, upon issuance and delivery pursuant to the terms and conditions set forth in the Registration Statement, legally issued, fully paid and nonassessable.

        We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                                         Very truly yours,

                                                                         /s/ Wachtell, Lipton, Rosen & Katz